UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011

AmerInst Insurance Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-28249	98-0207447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HMGX

(Address of Principal Executive Office) (Zip Code)

(441) 295-6015

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

AmerInst Insurance Group, Ltd. (the “Company”) currently does not have a public market for the Company’s common stock, but the Company has historically caused AmerInst Investment Company, Ltd., an indirect subsidiary of the Company (“Investco”), to purchase shares from the Company’s shareholders upon their death, disability or retirement from the practice of public accounting. The repurchase price has been equal to the year-end net book value per share for the most recently completed fiscal year reduced by the amount of any dividends already paid on the repurchased shares during the calendar year of the repurchase and any dividends the shareholder would be entitled to receive on the repurchased shares that have not been paid. In addition, the Bermuda Monetary Authority has authorized Investco to purchase shares on a negotiated case-by-case basis, and Investco has typically negotiated share repurchases when requested by Company shareholders.

At the Company’s recent Board of Directors meeting on February 25, 2011, the Board of Directors approved changes to the Company’s policy on repurchasing shares to better manage Company expenditures from year to year. Under the new policy that became effective immediately, the Company will limit Investco’s repurchase of Company stock to $500,000 per calendar year. In addition, Investco will only be authorized to repurchase shares from shareholders upon their death, disability or retirement from the practice of public accounting. Except as approved by the Board of Directors, negotiated purchases that do not satisfy these criteria will be discontinued for the foreseeable future. At the Board of Directors meeting, the Board of Directors approved all outstanding requests for repurchase of shares, and for the remainder of 2011, Investco will still be authorized to repurchase shares up to $500,000 in Company stock for 2011, which provides a smooth transition to the new policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERINST INSURANCE GROUP, LTD.

By:	/s/ Irvin F. Diamond
Irvin F. Diamond
Chairman of the Board

Date: March 3, 2011